Exhibit 99.1
PRESS RELEASE

                        Contacts:    Michael W. Metcalf, CFO
Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

POWELL INDUSTRIES ANNOUNCES FISCAL 2022 FOURTH QUARTER AND FULL YEAR RESULTS

HOUSTON — December 5, 2022 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom-engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2022 fourth quarter and full year ended September 30, 2022. All comparisons are to the comparable period in the prior fiscal year, unless otherwise noted.

Fiscal Fourth Quarter Key Highlights:
•Revenues totaled $163 million, an increase of 26%;
•Net Income was $9 million, or $0.73 per diluted share, and included:
◦$2 million related to a prior year cost recovery on a municipal project, generating $0.17 per diluted share;
•New orders totaled $259 million, an increase of $138 million;
•As of September 30, 2022, backlog was a record $592 million, an increase of 43%;
•Cash and short-term investments as of September 30, 2022, totaled $117 million.

Full Year Key Highlights:
•Revenues totaled $533 million dollars, an increase of 13%;
•Net Income was $14 million dollars, or $1.15 per diluted share;
◦During Fiscal 2022, the Company had three non-recurring events, that when combined, contributed $0.80 per diluted share;
•New orders totaled $719 million, an increase of 78%.

Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “We finished our fiscal year with solid fourth quarter revenue growth of 26% compared to the prior year and $259 million of new orders – the highest total since the second quarter of fiscal 2020. Activity in our core Oil, Gas & Petrochemical markets continues to improve from the pandemic lows, as we booked a large industrial order to support the production of Liquefied Natural Gas. The volume of small to mid-sized project activity continued through the fiscal year end period, spanning across all of our core end markets, resulting in a record $592 million of ending backlog for the business. Strong project execution, higher volume with a favorable mix of services related projects, as well as the recovery of a prior year change order related to a municipal project, all contributed to a gross profit margin of 20.6% in the quarter. This strong performance is in large part a direct result of our focused and deliberate efforts around our strategic initiatives to diversify our business, strengthen our services offerings, emphasize technology and ensure that Powell is positioned for future success.”

Revenues for the fourth quarter totaled $162.7 million compared to $135.5 million in the third quarter and compared to $129.5 million in the fourth quarter of the prior year. Revenues for the full year totaled $532.6 million, an increase of 13% compared to $470.6 million in fiscal 2021.

New orders placed in the fourth quarter totaled $259 million compared to $202 million in the third quarter and compared to $121 million of new orders in the fourth quarter of the prior fiscal year. New orders placed during the full fiscal year totaled $719 million, an increase of 78% compared to $404 million in fiscal year 2021.

Backlog totaled a record $592 million as of September 30, 2022, which represents sequential growth of 18% compared to $503 million as of June 30, 2022, and compares to $415 million as of September 30, 2021.

Net income in the fiscal fourth quarter was $8.7 million dollars, or $0.73 per diluted share, compared to $9.1 million, or $0.76 per diluted share, in the fiscal third quarter, and compares to $3.3 million, or $0.28 per diluted share, in the fourth quarter of the prior fiscal year. During the fourth fiscal quarter, the Company recognized a non-recurring, after tax gain of $2.0 million, or $0.17 per diluted share resulting from the favorable cost recovery attributable to a prior year municipal project.

Net income in the full year was $13.7 million dollars, or $1.15 per diluted share, compared to net income of $0.6 million, or $0.05 per diluted share in full year fiscal 2021. During fiscal 2022, the Company recognized three non-recurring events. During the third fiscal quarter, the business recognized a $1.6 million after tax gain through the divestiture of a non-core, industrial valve repair and servicing division within the Powell Canada entity. Secondly, due to the sustained, positive earnings generated out of Powell Canada, the valuation allowance that was previously established against the entity's deferred tax assets was reversed generating a $5.9 million after tax gain. These two events, combined with the aforementioned cost recovery related to the municipal project in the fourth fiscal quarter, contributed $0.80 per diluted share in fiscal 2022.

Cope added, “We are entering fiscal 2023 with a very solid foundation to build upon over the coming quarters. Our record backlog of $592 million provides us with solid volume across all of our operating divisions as we focus on strong project execution and factory efficiencies. Commercially, we remain encouraged by the activity across our Industrial end markets, as well as our continued growth in the Utility and Commercial and Light Industrial end markets. I am optimistic about fiscal 2023 and am incredibly proud of our team’s performance during this most recent quarter as well as the resiliency they’ve demonstrated over the past two years.”

OUTLOOK
Commenting on the Company's outlook, Michael Metcalf, Powell’s Chief Financial Officer said, “As we close out fiscal 2022 and look forward to fiscal 2023, we are very encouraged by the commercial activity that we’re experiencing across our core end markets. Considering this, and in addition to our current order book at $592 million, we anticipate revenue growth in most of our key market sectors versus the prior year. Additionally, as a result of the pricing and cost actions that were implemented throughout this past fiscal year, we expect continued improvement in project quality resulting in increased profitability in fiscal 2023.

Based upon these dynamics, and accounting for the typical seasonality that we experience during the first fiscal quarter, we anticipate earnings in fiscal 2023 to significantly improve versus fiscal 2022, excluding the non-recurring items.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Tuesday, December 6, 2022, at 11:00 a.m. Eastern time. To participate in the conference call, dial 1-833-953-2431 (domestic) or 1-412-317-5760 (international) at least 10 minutes before the call begins and ask for the Powell Industries conference call. A telephonic replay of the conference call will be available through December 13, 2022 and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using passcode 2932915#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, liquefied natural gas facilities, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
(In thousands, except per share data)
	(Unaudited)

Revenues	$162,676	$129,455	$532,582	$470,559
Cost of goods sold	129,236	106,983	447,564	395,496
Gross profit	33,440	22,472	85,018	75,063

Selling, general and administrative expenses	21,458	16,958	70,831	67,217
Research and development expenses	1,620	1,624	6,963	6,670
Amortization of intangible assets	—	25	—	157
Operating income	10,362	3,865	7,224	1,019

Other income	—	—	(2,285)	—
Interest (income) expense	(255)	5	(334)	(73)
Income before income taxes	10,617	3,860	9,843	1,092

Income tax provision (benefit)	1,878	599	(3,894)	461

Net income	$8,739	$3,261	$13,737	$631

Earnings per share:
Basic	$0.74	$0.28	$1.16	$0.05
Diluted	$0.73	$0.28	$1.15	$0.05

Weighted average shares:
Basic	11,811	11,720	11,797	11,705
Diluted	11,969	11,818	11,943	11,789

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$2,152	$2,436	$9,358	$10,335
Capital Expenditures	$686	$451	$2,451	$2,931
Dividends Paid	$3,063	$3,040	$12,233	$12,142

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	September 30, 2021
(In thousands)

Assets:

Cash, cash equivalents and short-term investments	$116,508	$133,981

Other current assets	253,475	168,480

Property, plant and equipment, net	98,628	109,457

Long-term assets	24,769	24,274

Total assets	$493,380	$436,192

Liabilities and equity:

Current liabilities	$186,373	$121,156

Deferred and other long-term liabilities	9,801	13,813

Stockholders’ equity	297,206	301,223

Total liabilities and stockholders’ equity	$493,380	$436,192

SELECTED FINANCIAL DATA:

Working capital	$183,610	$181,305